Offer to Purchase for Cash
                     2,261,770 Units of Beneficial Interest
                                       of
                               TEL OFFSHORE TRUST
                                       at
                               $5.80 Net Per Unit
                                       by
                          MAGNUM HUNTER RESOURCES, INC.



                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                       12:00 MIDNIGHT, NEW YORK CITY TIME,
           ON FRIDAY, FEBRUARY 27, 1998, UNLESS THE OFFER IS EXTENDED.

                                                               January 28, 1998

TO:   BROKERS, DEALERS, BANKS,
      TRUST COMPANIES AND OTHER NOMINEES:

      We have been appointed by Magnum Hunter Resources, Inc., a Nevada corporation ("Purchaser"), to act as Information Agent in connection with its offer to purchase 2,261,770 Units of beneficial interest (the "Units") of TEL Offshore Trust, a trust created under the laws of the State of Texas (the "Trust"), or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase, at a price of $5.80 per Unit, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated January 28, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith.

      Please furnish copies of the enclosed materials to your clients for whose accounts you hold Units registered in your name and in the name of your nominee.

      The Offer is conditioned upon, among other things, there being validly tendered prior to the expiration of the Offer and not withdrawn, 2,261,770 Units, or such other number of Units that, together with the Units then owned by Purchaser, represents 51% of the Trust's outstanding Units on the date of purchase. See the Introduction and Sections 1 and 14 of the Offer to Purchase.

      For your information and for forwarding to your clients, we are enclosing the following documents:

      1.  Offer to Purchase dated January 28, 1998;

      2. Letter of Transmittal to tender Units (together with accompanying Substitute Form W-9);

      3. A printed form of letter which may be sent to your clients for whose account you hold Units in your name or in the name of your nominee, with space provided for obtaining such client's instructions with regard to the Offer;

      4. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Units are not immediately available, if time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis;

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

      6. Return envelope addressed to the Depositary.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 27, 1998, UNLESS THE OFFER IS EXTENDED.

      In all cases, payment for Units accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Units (or a confirmation of a book-entry transfer of such Units into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed (or an Agent's Message (as defined in the Offer to Purchase)) and duly executed and any other required documents.

      If holders of Units wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

      Purchaser will not pay any fees or commissions to any broker or dealer or any other persons (other than the fees of the Depositary and Information Agent) in connection with the solicitation of tenders of Units pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Units to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained by contacting, Corporate Investor Communications, Inc., the Information Agent, at its address and telephone number set forth on the back of the Offer to Purchase.

                                         Very truly yours,

                                         CORPORATE INVESTOR COMMUNICATIONS, INC.



NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.